Exhibit 99.23

AMENDED AND RESTATED LIMITED GUARANTEE

This AMENDED AND RESTATED LIMITED GUARANTEE, dated April 29, 2026 (this “Limited Guarantee”), by Oceanpine Capital Inc., an exempted company with limited liability incorporated under the Laws of the British Virgin Islands (the “Guarantor”), in favor of LakeShore Biopharma Co., Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and formerly known as YishengBio Co., Ltd and YS Biopharma Co., Ltd. (the “Guaranteed Party”), amends and restates in its entirety that certain Limited Guarantee dated November 4, 2025 by the Guarantor in favor of the Guaranteed Party (the “Initial Limited Guarantee”). Unless otherwise indicated, capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1. GUARANTEE.

(a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated November 4, 2025 (as may be revised, amended, restated and/or supplemented from time to time in accordance with its terms, including as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated April 29, 2026, the “Merger Agreement”), by and among the Guaranteed Party, Oceanpine Skyline Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and Oceanpine Merger Sub Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, Merger Sub will be merged with and into the Guaranteed Party, with the Guaranteed Party continuing as the surviving company and a wholly-owned subsidiary of Parent, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, subject to the terms and conditions hereof, as a primary obligor and not merely as a surety, the due and punctual performance and discharge as and when due of the payment obligations of Parent with respect to (i) the payment of the Parent Termination Fee pursuant to Section 9.3(b) of the Merger Agreement and (ii) the reimbursement obligations of Parent pursuant to Section 9.3(c) of the Merger Agreement ((i) and (ii),collectively, the “Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, this Limited Guarantee may be enforced for money damages only and in no event shall the Guarantor’s aggregate liability under this Section 1(a) exceed an amount equal to US$110,000 (the “Maximum Amount”), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Maximum Amount, and shall not be enforced with respect to any portion of the Obligations that have been paid by Parent or Merger Sub. The Guarantor shall not have any obligations or liability to any Person relating to, arising out of or in connection with this Limited Guarantee, other than as expressly set forth herein. The Guaranteed Party, by execution of this Limited Guarantee, further acknowledges that, (i) the Guaranteed Party may seek specific performance or other equitable relief, against the Parent and the Guarantor under and in accordance with the terms of the Merger Agreement and the Equity Commitment Letter prior to any termination of the Merger Agreement, and (ii) following termination of the Merger Agreement, the Guaranteed Party may seek payment of the Parent Termination Fee under and in accordance with the Merger Agreement and this Limited Guarantee, but under no circumstances shall the Guaranteed Party be permitted or entitled to receive both a grant of specific performance to cause the Financing to be funded at the Closing in accordance with the terms of the Merger Agreement and the Equity Commitment Letter, on the one hand, and payment of Obligations (subject to the Maximum Amount), if any, as and when due, pursuant to the Merger Agreement and this Limited Guarantee, on the other hand. For the avoidance of doubt, nothing in this Limited Guarantee shall limit or restrict the Guaranteed Party’s right to enforce the Equity Commitment Letter in accordance with its terms thereof.

(b) Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay any or all of the Obligations when due pursuant to Section 9.3(b) and/or Section 9.3(c) of the Merger Agreement and subject to the other relevant terms and limitations of the Merger Agreement, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligations shall become immediately due and payable and the Guaranteed Party may, at its option and so long as Parent remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantor (subject to the Maximum Amount).

(c) The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder against the Guarantor, including without limitation in the event that (i) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder, which amounts will be in addition to the Obligations and shall not be subject to the Maximum Amount, or (ii) the Guarantor asserts in any Legal Proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in a final non-appealable judgment or decision.

2. NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment, or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment from the Guarantor to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations (subject to the Maximum Amount) as if such payment had not been made.  This Limited Guarantee is an unconditional guarantee of payment and performance and is not of collectability. The Guarantor reserves the right to assert as a defense to such payment by the Guarantor under the Limited Guarantee any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Obligations under the Merger Agreement, other than defenses arising from the Enforceability Exceptions of Parent or Merger Sub and other defenses expressly waived herein. This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor.

3. CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.

(a) The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, extend the time of performance of any of the Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub, or such other person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee, provided that nothing contained in this Limited Guarantee is intended to modify, amend or supersede any provisions of the Merger Agreement, unless otherwise amended pursuant to the terms thereof. The Guarantor further agrees that, except as set forth in clause (i) of Section 3(d) and except for termination in accordance with Section 8 of this Limited Guarantee, the obligations of the Guarantor hereunder shall not be released, discharged or impaired, in whole or in part, or otherwise affected by (i) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement or any of their respective assets; (iii) any Enforceability Exceptions of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, or any of their respective assets; (iv) except as expressly provided herein, the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party whether in connection with the Obligations or otherwise; (v) any change in the manner, place or terms of payment or performance of the Obligations or any recession, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable), to the extent any of the foregoing does not have the effect of increasing the Maximum Amount in respect of the liability referred to in Section 1(a) hereof; (vi) any addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement) of any Person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (viii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge or release of the Guarantor as a matter of law or equity (other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement; or (ix) the value, validity, legality or enforceability of the Merger Agreement. Notwithstanding anything herein to the contrary, each of the following defenses shall be retained by the Guarantor: (A) any claim or set-off against or defense to the payment of the Obligations that may be available to the Parent under the Merger Agreement, (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee, and (C) fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement or the Transactions contemplated by the Merger Agreement.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an Order, injunction, specific performance and other equitable relief against the Guarantor from a court or authority of competent jurisdiction to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such Order or injunction. The Guarantor further agrees not to oppose the granting of any such Order, injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an Order, injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. The Guarantor irrevocably waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind (other than notices expressly required to be provided to Parent and Merger Sub pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than valid defenses (x) to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement and (y) that are available to the Guarantor arising from or in connection with the Guaranteed Party’s breach of its obligations under this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c) Except as set forth in Section 3 hereof, the Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations (with respect to Obligations, subject to the Maximum Amount) under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations (subject to the Maximum Amount) and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations (subject to the Maximum Amount) and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations (subject to the Maximum Amount) and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

(d) The Guaranteed Party hereby agrees that (i) to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, this Limited Guarantee shall be amended promptly such that the Guarantor shall be similarly relieved of its corresponding portion of obligations under this Limited Guarantee, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Maximum Amount and other limitations described herein) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations, other than defenses arising from the Enforceability Exceptions of the Parent or Merger Sub and other defenses expressly waived herein.

4. NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent, Merger Sub or any other Persons now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights, remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5. REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) the Guarantor has complete civil rights and legal capacity to execute and deliver this Limited Guarantee, and to perform its obligations hereunder, and the execution, delivery and performance of this Limited Guarantee do not contravene any Law or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required from the Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(c) assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and

(d) (i) the Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT.  No party hereto may assign its rights, interests or obligations hereunder to any other Person without the prior written consent of the Guaranteed Party (in the case of any assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party of all or a portion of its rights with respect to the Guarantor or the Guarantor’s obligations hereunder); provided, however, that the Guarantor may assign all or a portion of its obligations hereunder, with prior written notice to the Guaranteed Party, accompanied by a guarantee in the form identical to this Limited Guarantee duly executed and delivered by the assignee, to an Affiliate of the Guarantor; provided, further, that no such assignment shall relieve the Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee. Any purported assignment in violation of this Limited Guarantee will be null and void.

7. NOTICES.  All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) to the address set forth next to the Guarantor’s name on Schedule A hereto, or to such other address as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement.  All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8. TERMINATION; CONTINUING GUARANTEE.  This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the earliest of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms under the circumstance in which Parent and/or Merger Sub would not be obligated to make any payment of any Obligations and no Obligation is payable at the time of such termination, (c) all amounts payable under this Limited Guarantee (including the Obligations (subject to the Maximum Amount) and the expenses and fees as set forth under Section 1(c) hereunder) have been paid in full, and (d) in the case of a valid termination of the Merger Agreement in a circumstance which gives rise to any obligation on the part of Parent and/or Merger Sub to make any payments of Parent Termination Fee, or performance of any Obligations (subject to the Maximum Amount) or there is otherwise any outstanding Obligation (subject to the Maximum Amount) at the time of such termination, the date falling 120 days after such termination (unless prior to the 120th day after such termination, the Guaranteed Party shall have presented a written claim for payment of the Parent Termination Fee or the Obligations hereunder, in which case this Limited Guarantee shall terminate upon the earlier of (i) the date on which such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution, and (ii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee (and payment in full of any amounts required to be paid in respect of such resolutions).  If any payment or payments made by Parent, Merger Sub, the Guarantor or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or part thereof hereunder shall be revived and continued in full force and effect as if said payment or payments had not been made.

9. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Subsidiaries asserts in any litigation or other proceeding that any provisions of this Limited Guarantee limiting the Guarantor’s liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Maximum Amount (except with respect to the expenses and costs set forth under Section 1(c)), or asserts any theory of liability against any Non-Recourse Party (as defined below) in each case other than the Retained Claims (as defined below), then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its controlled Subsidiaries with respect to the transactions contemplated by the Transaction Documents or otherwise.

10. NO RECOURSE.

(a) The Guaranteed Party acknowledges and agrees that neither of Parent or Merger Sub has any assets other than their respective rights under the Merger Agreement and the agreements contemplated thereby, and that no funds are expected to be contributed to Parent or Merger Sub until the Effective Time.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person (other than the Guarantor and any of its successors and permitted assignees) has any obligations under this Limited Guarantee and that the Guaranteed Party has no right of recovery under this Limited Guarantee against, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future directors, officers, employees, agents, general or limited partners, managers, members, security holders, Affiliates, stockholders, controlling Persons, attorneys or Representatives of the Guarantor, Parent or Merger Sub, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however any such Persons that constitute a successor or an assignee of the Guarantor, Parent or Merger Sub (each of these excluded parties, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through the Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of the Guarantor, Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for claims against (i) Parent or Merger Sub under and pursuant to the terms of the Merger Agreement and, without duplication, the Guarantor (but not any Non-Recourse Party) under and pursuant to the terms of this Limited Guarantee; (ii) Parent and each Rollover Shareholder under and pursuant to the terms of the Support Agreement; and (iii) Sponsor under and pursuant to the terms of the Equity Commitment Letter (the claims described in the foregoing clauses (i), (ii) and (iii), whether or not against the Guarantor, Parent, Merger Sub, Rollover Shareholders and/or their respective successors and assigns, collectively, the “Retained Claims”), provided, that in the event the Guarantor transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the aggregate sum of the Guarantor’s remaining net assets is less than an amount equal to its payment obligations hereunder as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder.

(b) Recourse against the Guarantor pursuant to this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its controlled Affiliates against the Guarantor, any Non-Recourse Party, Parent or Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Transaction Documents or the transactions contemplated thereby, except for any Retained Claims. The Guaranteed Party hereby irrevocably covenants and agrees that it shall not institute, directly or indirectly, and shall cause its controlled Affiliates and its and their respective Representatives not to institute, directly or indirectly, any Legal Proceeding arising under, or in connection with, the Merger Agreement or this Limited Guarantee or the transactions contemplated hereby or thereby, against the Guarantor or any Non-Recourse Party, except for the Retained Claims. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person other than as expressly set forth herein.

11. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12. ENTIRE AGREEMENT. This Limited Guarantee, the Equity Commitment Letter, the Support Agreement, the Merger Agreement and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantor or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand, with respect to the subject matter hereof.

13. GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a) This Limited Guarantee and all disputes or controversies arising out of or relating to this Limited Guarantee or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof or of any other jurisdiction.  Subject to the last sentence of this Section 13, any Legal Proceeding arising out of or in any way relating to this Limited Guarantee or the subject matter hereunder (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guarantee) shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 13 (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.  The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 13, any party hereto may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(c) Subject to the rights and remedies of the parties otherwise provided herein in the case of a breach by the other party, each party hereto agrees that the prevailing party shall be entitled to reimbursement of all reasonable and documented costs and expenses, including all reasonable and documented attorney’s fees, in connection with any proceeding arising out of or relating to a willful breach of this Limited Guarantee on the part of the other party.

14. NO THIRD PARTY BENEFICIARIES.   Except for the rights of Non-Recourse Parties provided hereunder, this Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

15. COUNTERPARTS.  This Limited Guarantee may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Limited Guarantee. Signatures to this Limited Guarantee transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The parties irrevocably and unreservedly agree that this Limited Guarantee may be executed by way of electronic signatures and the parties agree that this Limited Guarantee, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

16. SEVERABILITY.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Maximum Amount in respect of the liability referred to in Section 1(a) hereof of the Guarantor or the provisions set forth in Sections 1, 8 and 10. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17. HEADINGS.  Headings of the articles, sections, clauses and sub-clauses of this Limited Guarantee and the table of contents, annexes, schedules and/or exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

18. Prior Agreement. By execution of this Limited Guarantee, the Guarantor and the Guaranteed Party agree and confirm that (i) the Initial Limited Guarantee is completely amended, restated, replaced and superseded by the terms of this Limited Guarantee and (ii) the Initial Limited Guarantee is hereby terminated and replaced by this Limited Guarantee in its entirety as of the date hereof and any and all rights the parties (as applicable) may have thereunder are hereby waived in exchange for their rights hereunder.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Oceanpine Capital Inc.

By:	/s/ YANG Jiayu
Name:	YANG Jiayu
Title:	Director

[Signature Page to Amended and Restated Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

LakeShore Biopharma Co., Ltd

By:	/s/ Jutao (Adam) Zhao
Name:	Jutao (Adam) Zhao
Title:	Chairperson of the Special Committee of the Board of Directors

[Signature Page to Amended and Restated Limited Guarantee]